Exhibit 22

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), is made effective as of 25 February, 2021 (the “Effective Date”), by and between TRATON International S.A., a Luxembourg public limited company (société anonyme) existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 247249 and having its registered office located at 19-21, route d’Arlon, L-8009 Strassen, Grand Duchy of Luxembourg (the “TRATON International”) and TRATON US Inc., a Delaware corporation, registered with the Delaware Department of State: Divisions of Corporation under file number 3914783, and having its registered office located at 251, Little Falls Drive, Wilmington, New Castle, DE 19808, United States of America (“TRATON US”)

RECITALS

WHEREAS, on 7 November, 2020, TRATON SE (formerly known as Volkswagen Truck & Bus GmbH), a Societas Europaea existing under the laws of Germany, registered with the commercial register of the local court in Munich (Amtsgericht München) under number HRB 246068, and having its registered office at Dachauer Str. 641, D-80995 Munich, Germany (“Parent”), Navistar International Corporation, a Delaware corporation registered with the Delaware Department of State: Divisions of Corporation under file number 2337930, and having its registered office located at 251, Little Falls Drive, Wilmington, New Castle, DE 19808, United States of America (the “Company”) and Dusk Inc., a Delaware corporation registered with the Delaware Department of State: Divisions of Corporation under file number 4001920, and having its registered office located at 251, Little Falls Drive, Wilmington, New Castle, DE 19808, United States of America, being a wholly-owned indirect subsidiary of Parent (“Merger Subsidiary”) entered into that certain agreement and plan of merger governed by the laws of Delaware (the “Merger Agreement”) pursuant to which Merger Subsidiary shall be merged with and into the Company with the Company being the surviving entity;

WHEREAS, TRATON International is a direct wholly owned subsidiary of Parent and TRATON US is a direct wholly owned subsidiary of TRATON International;

WHEREAS, pursuant to that certain Luxembourg law governed contribution agreement dated as of the date hereof between Parent and TRATON International, Parent contributed, assigned, transferred and conveyed sixteen million six hundred twenty-nine thousand six hundred sixty-seven (16,629,667) shares of the common stock, having a par value of ten US Dollar cents (USD 0.10) each, of the Company (the “Contributed Shares”) to TRATON International in exchange for two (2) newly-issued preferred shares in the share capital of TRATON International, and TRATON International accepted such contribution, assignment, transfer, conveyance and delivery (the “Initial Contribution”); and

WHEREAS, TRATON International desires to contribute to TRATON US, and TRATON US desires to accept, all of the TRATON International’s right, title and interest in and to, the Contributed Shares in exchange for two (2) shares of preferred stock (the “Preferred Shares”) of TRATON US.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.   Immediately following the Initial Contribution, TRATON International hereby contributes, assigns, transfers, conveys and delivers the Contributed Shares to TRATON US, and TRATON US hereby accepts such contribution, assignment, transfer, conveyance and delivery (the “Second Contribution”).

2.   TRATON US hereby issues to TRATON International the Preferred Shares in exchange for the Contributed Shares contributed by TRATON International to TRATON US pursuant to the Second Contribution.

3.   Each party hereto will execute and deliver such other instruments and documents as may be necessary or advisable to evidence the Second Contribution.

4.   For the avoidance of doubt, Parent was the stockholder of record on the record date for the Company’s 2021 annual stockholder meeting (the “Annual Meeting”), and therefore the right to vote at the Annual Meeting and any adjournments or postponements thereof shall remain with Parent.

5.   TRATON US acknowledges and agrees that it has executed a joinder to the Stockholder Agreement by and among Parent and the Company dated as of September 5, 2016 (the “Stockholder Agreement”) pursuant to which TRATON US assumed all of the rights and obligations of Parent under the Stockholder Agreement.

6.   This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and shall be effective immediately upon its execution and delivery by the parties.

7.   This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, it controls the direction of transfer notwithstanding administrative notations to the contrary, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

8.   If any provision of this Agreement is held or declared to be void, illegal, or unenforceable for any reason by a court of competent jurisdiction, the offending provision shall, if possible, be reformed by such court in such manner as will implement, to the fullest extent legally permissible, valid and enforceable, the expressed intentions of the undersigned without illegality, invalidity or unenforceability. If such reformation is not possible, the offending provision shall be stricken and all other provisions of this Agreement shall nevertheless remain in full force and effect.

9.   This Agreement and the rights and obligations hereunder shall in all respects be governed by and construed under the laws of the State of Delaware without regard to any conflict of laws principles that would require the application of any other law.

10.   This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRATON INTERNATIONAL S.A.

By:	/s/ Frank Mitschke
	Name:	Frank Mitschke
	Title:	Member of the Management Board

By:	/s/ Ismaël Aït Hassou
	Name:	Ismaël Aït Hassou
	Title:	Daily Business Manager

TRATON US INC.

By:	/s/ Do Young Kim
	Name:	Do Young Kim
	Title:	Chairman

By:	/s/ Franz Haslinger
	Name:	Franz Haslinger
	Title:	Secretary and Treasurer

[Signature Page – Second Contribution Agreement]